Exhibit (e)(4)

CONFIDENTIALITY AGREEMENT BY AND AMONG GRUPO IUSACELL, S.A. DE C.V., REPRESENTED BY CARLOS ESPINAL GUIFARRO (“IUSACELL”), AND MOVIL ACCESS, S.A. DE C.V., TV AZTECA, S.A. DE C.V., ELEKTRA, S.A. DE C.V., UNEFON, S.A. DE C.V. AND BIPER, S.A. DE C.V., EACH OF THEM REPRESENTED BY PEDRO PADILLA LONGORIA (THE “COMPANIES”), IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I. Iusacell represents and warrants through its representative that:

(a) It is a sociedad anónima de capital variable duly organized under the laws of the United Mexican States.

(b) Its representative has been authorized to execute and deliver this Agreement, and such authorization has not been revoked or modified in any manner, and thus is authorized to execute and deliver this Agreement, in accordance with the instructions received from its principal shareholders.

II. The Companies represent and warrant through their legal representative:

(a) Its client is a sociedad anónima de capital variable duly organized under the laws of the United Mexican States.

(b) Its representative has been authorized to execute and deliver this Agreement, and such authorization has not been revoked or modified in any manner, and thus is authorized to execute and deliver this Agreement.

III. The parties represent and warrant through their representatives that:

1.	The companies will conduct a public offer to purchase the SHARES OF IUSACELL at a purchase price that has been announced to the general public, and therefore the parties will provide one another with confidential data on all the strategic areas of the company, as a result of which the COMPANIES will have access to certain confidential information of IUSACELL provided by Iusacell pursuant to the instructions received by its principal shareholders, and Iusacell will have access to confidential and proprietary information of the COMPANIES by virtue of its possible participation in the PROJECT.

2.	Based on the foregoing, the parties wish to enter into this Agreement to obligate themselves to keep the information that will be shared among them strictly confidential.

3.	The COMPANIES have made the decision to purchase the shares of IUSACELL based only on the information which was publicly available prior to the date of this Agreement.

Being in agreement with the above recitals, the parties agree as follows:

CLAUSES

FIRST. The parties to this Agreement acknowledge that in the development of the PROJECT, they may have access to or may exchange technical, financial, legal and other types of information with respect to their operations, strategies, policies and plans and those having access to the parties as a result of their business relationship; including algorithms, formulas, diagrams, plans, processes, techniques, designs, photographs, registries and internal information of the parties and in general all the information related to trade secrets and intellectual or industrial property rights, licenses and any other oral or written information that the parties have access to or exchange whether or not on a confidential basis (the “Confidential Information”).

In protecting the confidentiality of the Confidential Information obtained or provided, the parties will not be required to undertake measures which exceed those they normally undertake to protect the confidentiality of their own information of a similar nature.

SECOND. The parties shall not be required to disclose any type of Confidential Information, and the disclosure of any type of Confidential Information shall be completely voluntary.

Each party agrees not to copy, edit, reproduce by any means, create abstracts, or reveal to any person, in whole or in part, such Confidential Information or any other information related to the activities undertaken by the parties for purposes of the PROJECT.

THIRD. No section or part of this Confidentiality Agreement, nor any exchange of Confidential Information contemplated herein, is intended to create any relationship, contractual or otherwise, nor any duty beyond the terms of this Agreement; nor shall it be interpreted to the effect that any party grants or confers to the other any right, license or power in relation to the information provided, except for the parties’ right to use the Confidential Information for the purposes expressly contemplated in this Agreement.

FOURTH. The parties acknowledge and agree that any exchange of Confidential Information shall not commit or obligate the other parties to enter into an agreement or any other type of instrument of a similar nature and that none of the parties may consider any shared Confidential Information as a commitment or incentive to act or not to act in a certain manner. Moreover, none of the parties shall be responsible to any other party for any decision, obligation, cost or expenses which it incurs, or any changes in business practice, plans, organization, products, services or similar changes that the other party has undertaken as a result of this Agreement or of any exchange of Confidential Information.

FIFTH. The sole and exclusive purpose of the exchange of Confidential Information referred to in this Agreement, is precisely that stated in Recital III.1) of this Agreement, and therefore each party agrees to treat and keep in confidence all the Confidential Information that it obtains from any other source as a result of this Agreement. To protect the confidentiality of the Confidential Information, each of the parties agrees not to reveal it or place it at the disposal of any third party who is not expressly authorized, or any company or enterprise; the parties also agree not to reproduce, transmit, or use for their own benefit or for the benefit of third parties such Confidential Information without obtaining first the written consent of the other party.

Each of the parties agrees that Confidential Information from another party shall be only used by and/or distributed to its own employees and/or the employees of its controlling company, subsidiaries and affiliated companies or those in which such entities are or become majority shareholders and to consultants or other persons that they hire specifically in connection with the use or evaluation of such Confidential Information (the “Related Parties”); as long as the personnel is directly involved or related with the PROJECT and only to the extent of its participation therein and, in the case of consultants or other persons hired for the use or evaluation of the Confidential Information, persons with whom the parties agree to enter into confidentiality agreements in the terms of this Agreement; with the understanding that such Confidentiality obligations shall survive the termination of this Agreement, except where such information becomes available to the general public.

SIXTH. The parties state that the following shall not be considered Confidential Information: (i) the information which is generally available to the public, other than such information which becomes publicly available as a result of the breach of this Agreement by any of the parties; (ii) the information known to any of the parties prior to this Agreement, as long as the source of such information was not subject to a duty of confidentiality at the time such information was provided; (iii) information to which any of the parties have access that comes from a source other than the parties or their Related Parties, as long as the source is not subject to a duty of confidentiality at the time it provided that information.

SEVENTH. Each party agrees that, at the request of another party, it shall certify in writing to the other party that it has returned all the Confidential Information, that it shall not retain any copies of such information and that it has not been furnished or disclosed in any manner to third parties or modified in any manner for its future use.

EIGHTH. In the event that any of the parties receives a requirement or order to disclose part or all of the Confidential Information under the terms of a valid and effective resolution of a competent court or an administrative authority, such part agrees to: (i) immediately notify the other party of the existence, terms and circumstances of such requirement and (ii) use its best efforts to ensure that the disclosed Confidential Information will be given confidential treatment by the legal or administrative authorities in question.

NINTH. The parties acknowledge that this Agreement and the confidentiality duties contemplated hereunder shall survive for a period of three years after the conclusion of the PROJECT, or, if the PROJECT is not developed, it shall be effective for three years from the date hereof; no party may assign their rights under this Agreement without the prior written consent of the other parties, except and in the understanding that IUSACELL may assign and/or transfer its rights and obligations under this Agreement to any entity or company that is, or becomes part of Grupo Iusacell, S.A. de C.V., Grupo Iusacell Celular, S.A. de C.V. or of any entity of which such entities or companies are or become majority shareholders.

TENTH. Each party further acknowledges and agrees that in the event of a breach by any of the parties of their obligations or of any of the provisions of this Confidentiality Agreement, the other party shall have to right to demand compensation and payment of damages caused, in addition to reparation of the damage itself, this being independent of the possible sanctions that may arise from such violation or threat thereof, stipulating however, that no provision of the present Agreement in respect to a possible legal or similar remedy, can be interpreted as a waiver or prohibition of any legal or similar remedy in case of violation of this Confidentiality Agreement.

ELEVENTH. For all matters relating to the interpretation and compliance with or performance of this Agreement, the parties submit to the jurisdiction of the competent courts in Mexico City, Federal District, Mexico and hereby further expressly and irrevocably waive any other jurisdiction to which they have or may have the right to by virtue of their domicile or any other reason.

This Agreement, having been read by the parties, and containing the terms and conditions by which each party wishes to be bound, they sign and ratify this Agreement in two original copies in Mexico City, D.F., on the 16th day of June, 2003.

THE CLIENT	THE COMPANIES

GRUPO IUSACELL, S.A. DE C.V.	MOVIL ACCESS, S.A. DE C.V. TV AZTECA, S.A. DE C.V. ELEKTRA, S.A. DE C.V. UNEFON, S.A. DE C.V. BIPER, S.A. DE C.V.

/s/ Carlos Espinal Guifarro By: Carlos Espinal Guifarro	/s/ Pedro Padilla Longoria By: Pedro Padilla Longoria

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